Exhibit 10.42
EXECUTION COPY

INTELLECTUAL PROPERTY PURCHASE AND LICENSE AGREEMENT
This INTELLECTUAL PROPERTY PURCHASE AND LICENSE AGREEMENT (this “Agreement”), dated as of February 3, 2014, is by and between SOCIÉTÉ DES PRODUITS NESTLÉ S.A., a société anonyme organized under the laws of Switzerland (“SPN”), NESTEC S.A., a corporation organized under the laws of Switzerland (“Nestec” and, together with SPN, “Seller”), POST ACQUISITION SUB IV, INC., a Delaware corporation (“Buyer”), and, solely for purposes of Section 8.14, POST HOLDINGS, INC., a Missouri corporation (“Parent”).
W I T N E S S E T H:
WHEREAS, Gerber Products Company, a Michigan corporation, Nestlé Australia Ltd (ACN 000 011 316), an Australian company, and Nestlé Deutschland AG, a German stock corporation, each an Affiliate of Seller, Buyer, Post Australia Pty Ltd, an Australian proprietary company registered in the State of Victoria, and Parent have entered into that certain Stock and Asset Purchase Agreement, dated as of February 3, 2014 (the “Stock and Asset Purchase Agreement”);
WHEREAS, Seller desires to sell to Buyer and/or its designated Affiliates, and Buyer and/or its designated Affiliates desires to purchase from Seller, certain Transferred Intellectual Property (as defined below);
WHEREAS, Seller desires to license to Buyer and/or its designated Affiliates, and Buyer and/or its designated Affiliates desires to license from Seller, certain Licensed Intellectual Property (as defined below);
WHEREAS, effective upon the Closing, SPN will license to Buyer, and Buyer will license from SPN, certain intellectual property rights pursuant to the Transitional Trademark License Agreement (as defined below); and
WHEREAS, the closing of the transactions contemplated hereby shall be held and deemed effective simultaneously with the Closing under the Stock and Asset Purchase Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION
1.1    Certain Definitions. Unless otherwise provided herein, capitalized terms used herein shall have the meanings given them in the Stock and Asset Purchase Agreement. As used herein, the following terms shall have the following indicated meanings:
“Agreement” shall have the meaning assigned thereto in the preamble.

“Assignments of Intellectual Property Rights” shall mean the various Assignments of Intellectual Property, to be executed by Seller at Closing, in the forms attached hereto as Exhibits B-1, B-2, B-3, B-4 and B-5.
“Buyer” shall have the meaning assigned thereto in the preamble.
“Buyer Indemnified Party” shall have the meaning assigned thereto in Section 7.2.
“Claim Threshold” shall have the meaning assigned thereto in Section 7.4(b).
“Copyrights” shall mean all rights associated with works of authorship, whether or not copyrightable, including registered and unregistered copyrights, and all rights as defined by the Copyright Act 1968 (Commonwealth of Australia), as amended.
“Current Licensed Intellectual Property” shall mean the Licensed Intellectual Property used in or held for use in the Business (including the research and development activities of the Business), as the Business is conducted as of the Closing Date.
“Domain Names” shall mean URLs and websites and internet domain name registrations.
“Excluded Intellectual Property” shall mean all of Seller’s or Seller’s Affiliates’ right, title and interest in and to any and all Intellectual Property other than the Transferred Intellectual Property and the Licensed Intellectual Property, including, without limitation, the Intellectual Property listed on Schedule 1.1(a), in any country, and the goodwill associated therewith.
“Formulations” shall mean the formulations for each Product.
“Indemnified Party” shall have the meaning assigned thereto in Section 7.1.
“Indemnifying Party” shall have the meaning assigned thereto in Section 7.1.
“Indemnity Notice” shall have the meaning assigned thereto in Section 7.5(a).
“Intellectual Property” shall mean Copyrights, Domain Names, Patents, Trademarks, Trade Secrets and Know-How, and any other proprietary rights applicable to intellectual property in any jurisdiction throughout the world.
“Licensed Copyrights” shall mean Copyrights owned by Seller or any of its Affiliates that are necessary for the conduct of the Business or used in or held for use in connection with the Business, in each case, as the Business is conducted as of, or was conducted at any time during the period from January 1, 2010 through, the Closing Date, but excluding any Copyrights (a) included in the Transferred Intellectual Property, or (b) included in those portions of documents that are reasonably and objectively identifiable as not pertaining exclusively to the Business.
“Licensed Intellectual Property” shall mean the (a) Licensed Patents, (b) Licensed Copyrights and (c) Licensed Trade Secrets and Know-How, including the Intellectual Property set forth on Schedule 1.1(b), but excluding the Transferred Intellectual Property.

“Licensed Patents” shall mean those Patents owned by Seller or any of its Affiliates covering activities, processes, methods, products or services used in or held for use in the Business (including the research and development activities of or conducted in connection with the Business or the Products), as the Business is conducted as of, or any time during the period from January 1, 2010 through, the Closing Date, including the Patents set forth on Schedule 1.1(b), but excluding (a) any Patents that have expired, lapsed or been closed or abandoned as of the Closing Date and (b) any Patents included in the Transferred Intellectual Property. For the avoidance of doubt, “Licensed Patents” shall exclude Patents that theoretically could be used for the Business but are not actually used in or actually held for use in the Business (or the research and development activities of the Business), as the Business is conducted as of, or was conducted at any time during the period from January 1, 2010 through, the Closing Date.
“Licensed Trade Secrets and Know-How” shall mean Trade Secrets and Know-How owned by Seller or any of its Affiliates that is necessary for the conduct of the Business or used in or held for use in connection with the Business, in each case, as the Business is conducted as of, or was conducted at any time during the period from January 1, 2010 through, the Closing Date, including any such Trade Secrets and Know-How in the process of development related to the conduct of the Business, but excluding any Trade Secrets and Know-How included in the Transferred Intellectual Property.
“Patents” shall mean all United States and foreign patents and patent applications, including design patents, and any disclosures relating thereto (and any patents that issue as a result of those patent applications), and any inventions claimed therein, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisionals and re-examinations thereof and foreign counterparts thereto, excluding any Patents that have expired, lapsed or been closed or abandoned.
“Processing Instructions” shall mean all instructions for, and other documents relating to, manufacturing, processing, sampling, testing, storing, handling and shipping each Product.
“Seller” shall have the meaning assigned thereto in the preamble.
“Seller Indemnified Party” shall have the meaning assigned thereto in Section 7.3.
“Seller IP” shall mean the Transferred Intellectual Property and the Licensed Intellectual Property.
“Seller’s Knowledge” shall mean the actual knowledge of Jacqueline Stelling and Olivier Corticchiato.
“Specifications” shall mean all current raw materials, manufacturing, packaging, labeling and quality assurance specifications for each Product.
“Stock and Asset Purchase Agreement” shall have the meaning assigned thereto in the recitals.
“Third Party Claim” shall have the meaning assigned thereto in Section 7.5(b).

“Third Party Intellectual Property” shall mean all Intellectual Property licensed to Seller or its Affiliates by third Persons that is necessary for the conduct of or used in or held for use in, but not exclusively used in or held for use in, the Business, as the Business has been conducted as of the Closing Date.
“Trademarks” shall mean registered and unregistered trademark, service mark, trade dress, logo, and trade name and service name rights and similar rights and other brand identifiers, and the goodwill connected with or associated therewith, and any telephone numbers, such as toll-free service or customer support numbers, that incorporate such Trademarks, other than Trademarks that have been abandoned or registrations that have expired.
“Trade Secrets and Know-How” shall mean Formulations, Specifications, Processing Instructions, manufacturing data, methods, systems, trade secrets, know-how, inventions, discoveries, data, techniques, materials, designs, expertise, technology, data, rights in databases and data collections (including information in knowledge databases, customer lists and customer databases), research, technical information, business information, financial information, bills of material, business plans, marketing plans, costs, margins or the like, whether or not patentable or copyrightable.
“Transferred Copyrights” shall mean Copyrights owned by Seller or any of its Affiliates that are exclusively used in or held exclusively for use in the Business, in each case, as the Business is conducted as of, or was conducted at any time during the period from January 1, 2013 through, the Closing Date, including the registered Copyrights identified on Annex D, but not including Copyrights in advertising or promotional materials that specifically reference products of Seller or its Affiliates that are not Products and not including documents (or portions thereof) that are reasonably and objectively identifiable as not pertaining exclusively to the Business.
“Transferred Domain Names” shall mean those Domain Names owned or registered by or in the name of Seller or any of its Affiliates that are exclusively used in or held exclusively for use in the Business, as the Business is conducted as of, or was conducted at any time during the period from January 1, 2013 through, the Closing Date, including the Domain Names identified on Annex C.
“Transferred Intellectual Property” shall mean the (a) Transferred Trademarks, (b) Transferred Patents, (c) Transferred Domain Names, (d) Transferred Copyrights (other than Copyrights in multi-brand product ads or multi-brand webpages), (e) Transferred Trade Secrets and Know-How and (f) any other Intellectual Property (other than Trademarks, Patents, Copyrights or Domain Names) owned by Seller or any of its Affiliates that are exclusively used in or held exclusively for use in the Business, in each case, as the Business is conducted as of, or was conducted at any time during the period from January 1, 2013 through, the Closing Date. In addition, for purposes hereof, to the extent that any Patents, Copyrights, or Trade Secrets and Know-How are embodied in databases that include information that does not constitute Transferred Intellectual Property, then only the information from such databases (and the Intellectual Property in such information) that constitutes Transferred Intellectual Property will be deemed Transferred Intellectual Property.
“Transferred Patents” shall mean those Patents owned by Seller or any of its Affiliates covering activities, processes, methods, products or services exclusively used in or held exclusively for use in the Business (including the research and development activities of or conducted in connection with the Business or the Products), as the Business is conducted as of, or was conducted at any time during the period from January 1, 2013 through, the Closing Date, including the Patents listed on Annexes A and B, but excluding any Patents that have expired, lapsed or been closed or abandoned as of the Closing Date. For the avoidance of doubt, “Transferred Patents” shall exclude Patents that theoretically could be exclusively used for the Business but are not actually exclusively used in or actually held exclusively for use in the Business (or the research and development activities of the Business), as the Business is conducted as of the Closing Date.

“Transferred Trademarks” shall mean those Trademarks owned by Seller or any of its Affiliates that are exclusively used in, held exclusively for use in or exclusively related to the Business, in each case, as the Business is conducted as of, or was conducted at any time during the period from January 1, 2013 through, the Closing Date, including the Trademarks identified on Annex B.
“Transferred Trade Secrets and Know-How” shall mean those Trade Secrets and Know-How, that are owned by Seller or any of its Affiliates that are exclusively used in or held exclusively for use in the Business (including research and development activities of the Business), in each case, as the Business is conducted as of, or was conducted at any time during the period from January 1, 2013 through, the Closing Date.
“Transitional Trademark License Agreement” shall mean the Transitional Trademark License Agreement between SPN and Seller, to be executed at Closing, in the form attached hereto as Exhibit A.
ARTICLE 2
PURCHASE AND SALE; NONEXCLUSIVE LICENSE
2.1    Transfer of Transferred Intellectual Property. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer and/or its designated Affiliates, and Buyer and/or its designated Affiliates shall purchase from Seller, all of Seller’s and Seller’s Affiliates’ right, title and interest in, to and under the Transferred Intellectual Property, free and clear of all Liens, except Permitted Liens; provided, however, that Seller and, to the extent applicable, Seller’s Affiliates, shall expressly retain, and Buyer shall and hereby does expressly grant to Seller and, to the extent applicable, Seller's Affiliates, a perpetual, world-wide, non-exclusive, fully paid-up license (with the right to sublicense to one or more Affiliates of Seller, contract manufacturers of Seller and/or its Affiliates and any Person that purchases the assets of any business in which Seller or such Affiliate uses such right) to practice and use: (a) the Transferred Trade Secrets and Know-How (other than Formulations, Specifications and Processing Instructions) and any Copyrights embodying the same; and (b)(i) the Patents set forth in Schedule 2.1, (ii) any foreign patent application corresponding to such patents and (iii) any divisionals, continuations, continuations-in-part, reexaminations, corrections, and/or extensions, and each patent that issues or reissues from any of the items set forth in clause (i) or (ii), and the foregoing sale, conveyance, transfer, assignment and delivery shall be made subject to the retention of such right and grant of such license. For the avoidance of doubt, any sublicense granted by Seller to an Affiliate of Seller hereunder shall continue to survive even if such Person ceases to be an Affiliate of Seller. For the further avoidance of doubt, the license back to Seller and Seller’s Affiliates does not apply with respect to any right regarding any Trademarks, Domain Names or Copyrights (except to the extent such Copyrights embody any Transferred Trade Secrets and Know-How) included in the Transferred Intellectual Property. Subsequent to the Closing and consistent with Buyer’s ownership of the Transferred Intellectual Property, Buyer shall have the right, but not the obligation, to determine in its sole discretion whether and how to protect the Transferred Intellectual Property (including the right, but not the obligation, to determine in its sole discretion whether and how to file, prosecute and maintain the Transferred Intellectual Property and police against infringement or misappropriation thereof).

2.2    Non-Exclusive License to Buyer. Subject to the qualifications and restrictions set forth herein, effective as of the Closing, Seller hereby grants to Buyer and its Affiliates a perpetual, world-wide, non-exclusive, non-transferable (except in accordance with Section 8.2), non-sub-licensable (except, in whole or in part, to Affiliates of Buyer, contract manufacturers in connection with the conduct of the Business by Buyer or its Affiliates, or any Person that acquires all or substantially all of the assets of any business in which Buyer or an Affiliate uses the rights granted hereunder) fully paid-up right to practice and use the Licensed Intellectual Property for the sole purpose of conducting the Business. For the avoidance of doubt, the license to Buyer and Buyer's Affiliates does not apply with respect to any right regarding any Excluded Intellectual Property. Consistent with Seller’s ownership of the Licensed Intellectual Property, Seller shall have the right, but not the obligation, to determine in its sole discretion whether and how to protect the Licensed Intellectual Property (including the right, but not the obligation, to determine in its sole discretion whether and how to file, prosecute and maintain the Licensed Intellectual Property and police against infringement or misappropriation thereof).
2.3    IP Consideration. As consideration for the sale by Seller of the Transferred Intellectual Property pursuant to Section 2.1 and the license by Seller of the Licensed Intellectual Property pursuant to Section 2.2, at the Closing, Buyer shall pay to Seller (or Seller’s designee) Ninety Eight Million Dollars ($98,000,000) (the “IP Consideration”) by wire transfer of immediately available funds pursuant to wire transfer instructions to be delivered by Seller to Buyer.
2.4    Closing Costs. Buyer and Seller shall bear equally all costs and expenses incurred in connection with Buyer obtaining or recording title to the Transferred Intellectual Property.
2.5    Withholding. All payments under this Agreement shall be made without any deduction or withholding on account of any Taxes except to the extent required by Law; provided, that if any such withholding or deduction is required by Law, then the sum payable by Buyer to Seller (or Seller's designee) shall be increased as necessary so that after all such withholding and deduction has been made (including any such withholding and deduction applicable to additional amounts payable under this Section 2.5), Seller (or Seller's designee) receives an amount equal to the sum it would have received had no such withholding or deduction been made. At or prior to the Closing, if SPN and/or Nestec is entitled to an exemption from or reduction of any such withholding or deduction that otherwise would be required, then Seller shall delivery to Buyer such documentation that is reasonably available as will permit the relevant payments to be made without, or at a reduced rate of, withholding or deduction. The parties acknowledge and agree that so long as Buyer is organized under the laws of the United States, then Seller shall provide an IRS Form W-8BEN claiming complete exemption from US Federal income tax withholding pursuant to the tax treaty between the United States and Switzerland such that no withholding will apply.

2.6    Designated Affiliates. Prior to the Closing, Buyer may in its reasonable discretion designate one or more of its directly or indirectly wholly owned Affiliates (whether now existing or hereafter created) that shall purchase all or any designated portion of the Transferred Intellectual Property or shall license all or any portion of the Licensed Intellectual Property. Each such Affiliate of Buyer so designated shall be deemed as applicable to be included in the term “Buyer” hereunder. Buyer shall cause each such designated Affiliate of Buyer to duly execute and deliver all applicable documents, agreements, and instruments required to be executed and delivered by such Affiliate to evidence its obligations hereunder with respect to the designated portion of the Transferred Intellectual Property or the Licensed Intellectual Property to be purchased or licensed by such designated Affiliate. Nothing in this Section 2.6 shall be deemed to relieve Buyer from any of its obligations hereunder, and Buyer hereby unconditionally guarantees the timely payment and performance of all obligations of any such designated Affiliate of Buyer hereunder.
ARTICLE 3
CLOSING
3.1    Closing. The closing of the transactions contemplated hereby shall be held and deemed effective simultaneously with and at the same location as the Closing under the Stock and Asset Purchase Agreement. All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed.
3.2    Deliveries at Closing.
(a)    Seller’s Deliveries. To effect the sale and transfer referred to in Section 2.1, Seller shall, at the Closing, execute and deliver, or cause to be executed and delivered, to Buyer the Assignments of Intellectual Property Rights. In addition, at the Closing, SPN shall execute and deliver to Buyer the Transitional Trademark License Agreement.
(b)    Buyer’s Deliveries. To effect the sale and transfer referred to in Section 2.1 and the other transactions contemplated hereby, Buyer shall, at the Closing, (i) execute and deliver, or cause to be executed and delivered, to Seller the Assignments of Intellectual Property Rights and (ii) deliver the IP Consideration to Seller (or Seller’s designee) in accordance with Section 2.3. In addition, at the Closing, Buyer shall execute and deliver to SPN the Transitional Trademark License Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
SPN and Nestec hereby, jointly and severally, represent and warrant to Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date (or, in the event the Buyer Election is delivered, the Determination Date) true and correct:
4.1    Intellectual Property.
(a)    As of the date of this Agreement, Annexes A, B and C set forth a true and accurate list of all of the Transferred Patents, registrations and applications for Transferred Trademarks and all of the Transferred Domain Names, respectively, in each case, that are included in the Transferred Intellectual Property. As of the date of its delivery to Buyer pursuant to Section 6.6, Annex D will set forth a true and accurate list of all of the registered Copyrights that are included in the Transferred Intellectual Property.

(b)    The Transferred Intellectual Property, the Licensed Intellectual Property, the Intellectual Property to be licensed to Buyer or its designated Affiliates under the Transitional Trademark License Agreement and the Third Party Intellectual Property and other rights provided subject to the terms and conditions of the Transferred Contracts and the Transition Services Agreement (assuming that all relevant Consents with respect to the Transferred Contracts or required for the provision of the services under the Transition Services Agreement are obtained) consist of all the Intellectual Property owned or controlled by Seller and/or its Affiliates which is required in order for Buyer and its Affiliates to conduct the Business immediately following the Closing as it is being conducted immediately prior to the Closing (other than Intellectual Property relating exclusively to Excluded Services (as defined in the Transition Services Agreement)).
(c)    To Seller’s Knowledge, Schedule 1.1(b) sets forth a true and accurate list of all of the Patents that are included in the Current Licensed Intellectual Property.
(d)    Seller is the exclusive owner of all right, title and interest in and to the Transferred Intellectual Property and has all necessary rights to license the Current Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens). To Seller's Knowledge, Seller has the right to use the Transferred Intellectual Property and Current Licensed Intellectual Property for the operation of the Business as it is currently conducted without payment to another Person; provided, however, that such representation is made solely to the extent of Seller’s use of such Intellectual Property, in terms of geographic and product scope, as of Closing and provided further that with respect to any common law trademarks falling under the definition of Transferred Intellectual Property (i.e. trademarks for which registrations with the applicable patent and trademark office have not been obtained), such representation is solely with respect to ownership of any goodwill that Seller may have obtained in such trademarks.. No Person has any Contract with Seller or its Affiliates which grants such Person any other right in or to any of the Transferred Intellectual Property, including the right to receive royalty payments based on Seller’s, Seller’s Affiliates’ or Seller’s customers’ manufacture, license, sale or use of the Products or based on Buyer’s, Buyer’s Affiliates’ or Buyer’s customers’ manufacture, license, sale or use of the Products after the Closing, and no Current Licensed Intellectual Property will require Buyer and its Affiliates to pay a royalty to Seller or its Affiliates.
(e)    No Person has any Contract with Seller or its Affiliates that grants such Person any interest or other right in or to any modifications, improvements, or enhancements to the Transferred Intellectual Property or Current Licensed Intellectual Property made by or on behalf of Buyer or its Affiliates after the Closing.
(f)    Neither Seller nor its Affiliates have (i) granted any exclusive rights to any Transferred Intellectual Property to any Person or (ii) granted any exclusive rights to any Current Licensed Intellectual Property to any Person.
(g)    There are no material Proceedings that have been served upon Seller or its Affiliates, there are no material Proceedings of which Seller or its Affiliates have otherwise been notified in writing, and, to Seller’s Knowledge, no material Proceedings are otherwise pending or threatened, in each case which challenge any rights of Seller or its Affiliates in respect of any of the Transferred Intellectual Property or the Current Licensed Intellectual Property or the validity or enforceability thereof, and neither Seller nor any of its Affiliates has received any written notice or claims challenging Seller’s or its Affiliates’ exclusive ownership of (or, in the case of Third Party Intellectual Property, Seller’s or its Affiliates’ right to use) any material Transferred Intellectual Property or Current Licensed Intellectual Property. There are no material outstanding Orders relating to or against the Transferred Intellectual Property. There are no material outstanding Orders relating to or against any Current Licensed Intellectual Property that would adversely affect the licenses granted hereunder. Seller and its Affiliates are not in Default under any Order against Seller or its Affiliates with respect to any Current Licensed Intellectual Property that would adversely affect the licenses granted hereunder.

(h)    There are no material Contracts with any Person currently in effect which limit or restrict in any material respect the right of Seller to use or register the Transferred Intellectual Property in any manner.
(i)    Except for trademark licenses granted under any sponsorship agreements entered into by Seller with third parties, copies of which have been provided to Buyer, Seller has not licensed, or in any other way authorized any third party to use in any manner, the Transferred Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).
(j)    To Seller’s Knowledge, (i) there has been no material misappropriation or unauthorized disclosure by any Person of any confidential Trade Secrets and Know-How used in, held for use in or related to the Business as it is currently conducted, (ii) no employee, independent contractor or agent of Seller or its Affiliates has misappropriated any Trade Secrets and Know-How of any other Person in the course of performance as an employee, independent contractor or agent of the Business in any material respect; and (iii) no employee, independent contractor or agent of Seller or its Affiliates is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the Transferred Intellectual Property and Current Licensed Intellectual Property.
(k)    To Seller's Knowledge, (i) neither Seller nor its Affiliates have infringed, misappropriated, or otherwise violated the Intellectual Property of any Person in any material respect, and (ii) Seller and its Affiliates are not currently infringing, misappropriating or otherwise violating the Intellectual Property of any Person in any material respect, in each case, as it relates to the Products and/or the Business. No claim of such infringement, misappropriation or other violation of Intellectual Property that has been served upon Seller or its Affiliates or of which Seller has otherwise been notified in writing or has Knowledge is pending or to Seller’s Knowledge is threatened against Seller or any of its Affiliates, and neither Seller nor any of its Affiliates has received any written notice alleging any such infringement, misappropriation or other violation of Intellectual Property, other than routine cease and desist letters or infringement claims or notices received in the ordinary course of business that are not material to any item of Transferred Intellectual Property or Current Licensed Intellectual Property or that have been resolved as of the date of this Agreement. There is no material Proceeding pending or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates relating to any claim that Seller’s use of the Seller IP in connection with the Business infringes the proprietary rights of any Person. To Seller’s Knowledge, no third party is infringing Seller’s rights to the Transferred Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect.

(l)    Neither the execution, delivery, or performance of this Agreement or any Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Lien on, or the acceleration of any rights with respect to any Transferred Intellectual Property or Licensed Intellectual Property; (ii) the release, disclosure, or delivery of any Transferred Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Transferred Intellectual Property.
(m)    As of the Closing Date, all registration, maintenance, filing or similar fees due as of the Closing Date in connection with the registered Transferred Intellectual Property shall have been paid.
(n)    Other than Transferred Trademarks, there are no Trademarks primarily used in the Business except the Trademarks that are set forth on Schedule 1.1(a).
4.2    No Other Agreement. Neither Seller nor any of its Affiliates has any commitment or legal obligation, absolute or contingent, to any Person other than Buyer to sell, assign, transfer or effect a sale of the Transferred Intellectual Property or to enter into any Contract or cause the entering into of a Contract with respect to the foregoing.
4.3    Organization; Authority; Consents.
(a)    Seller is a corporation or other entity duly organized under the laws of its respective jurisdiction of formation or organization. Seller is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified has not had a Material Adverse Effect.
(b)    Seller has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and the Assignments of Intellectual Property Rights and to perform its respective obligations hereunder and thereunder. All other corporate or other organizational proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Assignments of Intellectual Property Rights and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. No other corporate or other organizational proceedings on the part of Seller is necessary to authorize this Agreement and the Assignments of Intellectual Property Rights and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Assignments of Intellectual Property Rights will be, duly executed and delivered by Seller and, assuming the due execution hereof and thereof by Buyer, this Agreement constitutes, and the Assignments of Intellectual Property Rights will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to the Remedies Exception.
(c)    Neither the execution or delivery of this Agreement or the Assignments of Intellectual Property Rights by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby will: (i) conflict with, contravene or constitute a violation of (whether after the giving of notice, lapse of time or both) the certificate of incorporation, by-laws or equivalent organizational documents of Seller; (ii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) in any material respect, or require any Consent under, any Contract to which Seller or any of its Affiliates are a party; or (iii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Applicable Law or Order to which Seller or any of its Affiliates are subject in any material respect.

4.4    No Other Representations and Warranties. SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLER IP, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MANAGEMENT PRESENTATION OR ANY FINANCIAL PRESENTATION OR FORECAST RELATING TO THE SELLER IP. BUYER HEREBY ACKNOWLEDGES THAT, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER IP IS BEING ACQUIRED OR LICENSED, AS APPLICABLE, “AS IS, WHERE IS” ON THE CLOSING DATE AND IN ITS PRESENT CONDITION, AND BUYER HAS RELIED ON ITS OWN EXAMINATION AND INVESTIGATION OF THE SELLER IP IN ELECTING TO ENTER INTO, AND CONSUMMATE THE TRANSACTIONS UNDER, THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1(K), BUYER ACKNOWLEDGES THAT NO OTHER REPRESENTATION OR WARRANTY HEREIN (INCLUDING THOSE MADE IN SECTION 4.1(D)) SHOULD BE INTERPRETED OR CONSTRUED TO IMPLY ANY REPRESENTATION OR WARRANTY OF NON-INFRINGEMENT. EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NONE OF SELLER OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLER IP.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
5.1    Authority. Buyer has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. All other corporate or other organizational proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. No other corporate or other organizational proceedings on the part of Buyer are necessary to authorize this Agreement and to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution hereof by Seller, this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
ARTICLE 6
COVENANTS
6.1    Cooperation. After the Closing, Seller shall execute for Buyer, any Affiliate of Buyer, or any transferee thereof, at Buyer’s sole expense, any consent and consent agreements which may be reasonably required to provide Buyer, its Affiliates or any transferee thereof the ownership rights to, and economic benefit of, the Transferred Intellectual Property.

6.2    Further Assurances. After the Closing, neither Seller nor its Affiliates shall (a) object to any filings for registration by Buyer or its Affiliates of the term “PowerBar” or “Musashi” in connection with performance nutrition products or (b) adopt for use any new trademarks or tradenames for performance nutrition products that contain “PowerBar” or “Musashi”.
6.3    Use of Excluded Intellectual Property. Buyer claims no right and shall not use or assert or claim any right not expressly conferred to Buyer hereunder with respect to the Licensed Intellectual Property. Buyer shall not challenge any use of the Licensed Intellectual Property by Seller, its Affiliates or any transferee in connection with either the Excluded Assets or Seller’s right to use certain Transferred Intellectual Property as provided under Section 2.1 on any grounds, and Buyer shall, at Seller’s sole cost and expense, execute for Seller, any Affiliate of Seller, or any transferee thereof, any consent and consent agreements which may now or in the future be reasonably required to provide Seller, any Affiliate of Seller or any transferee thereof, the ownership rights to and the economic benefit of such Licensed Intellectual Property.
6.4    Confidentiality. Buyer acknowledges and agrees that the Licensed Trade Secrets and Know-How are confidential and proprietary information of Seller. Buyer agrees that it shall safeguard the Licensed Trade Secrets and Know-How in the same manner in which it generally safeguards its other formulations, specifications, processing instructions, manufacturing data, methods, systems, trade secrets, know-how, inventions, discoveries, data, techniques, materials, designs, expertise, technology, data, rights in databases and data collections, research, technical information, business information, financial information, bills of material, business plans, marketing plans, costs, margins or the like, whether or not patentable or copyrightable. Seller acknowledges and agrees that the Transferred Trade Secrets and Know-How that are subject to the license back to Seller pursuant to Section 2.1 above shall be safeguarded in the same manner in which it generally safeguards its other formulations, specifications, processing instructions, manufacturing data, methods, systems, trade secrets, know-how, inventions, discoveries, data, techniques, materials, designs, expertise, technology, data, rights in databases and data collections, research, technical information, business information, financial information, bills of material, business plans, marketing plans, costs, margins or the like, whether or not patentable or copyrightable.
6.5    Ordinary Course of Business. Until the Closing, Seller shall use its commercially reasonable efforts to maintain all rights in and to, and to maintain any existing registrations and applications for, all Transferred Intellectual Property, as well as to maintain all rights necessary to grant to Buyer the Licensed Intellectual Property and Intellectual Property subject to the Transitional Trademark License Agreement. Without limiting the generality of the foregoing, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer: (a) abandon or permit to lapse any rights in and to, or any existing applications or registrations for, any Transferred Intellectual Property; however, nothing in this Section 6.5 shall require Seller or its Affiliates to make an application, registration, or other filing regarding the Licensed Intellectual Property or (b) sell, assign, transfer, convey, or otherwise dispose of (or enter into any lease, license or other agreement with respect thereto, other than non-exclusive licenses with respect to Licensed Intellectual Property or sponsorship agreements granted in the ordinary course of business) (i) any Transferred Intellectual Property to any Person or (ii) any Licensed Intellectual Property in a manner that would adversely affect the licenses to be granted to Buyer and its Affiliates pursuant to this Agreement. The duration of the covenants set forth in this Section 6.5 shall be as at all times from the date hereof to the Closing.

6.6    Registered Copyrights. Within thirty (30) days of the date of this Agreement, Seller shall provide to Buyer a complete list of all of the registered Copyrights that are included in the Transferred Intellectual Property, to be attached hereto as Annex D.
ARTICLE 7
SURVIVAL AND INDEMNIFICATION
7.1    Survival of Representations and Warranties. The covenants and agreements of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date. The representations and warranties contained in this Agreement and the Stock and Asset Purchase Agreement shall survive the Closing and shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that (a) the Fundamental Representations shall survive indefinitely, (b) the representations and warranties contained in Section 3.17 (Sufficiency of Assets) of the Stock and Asset Purchase Agreement shall survive until the expiration of the Transition Services Agreement, (c) the representations and warranties contained in Section 3.16 (Taxes) of the Stock and Asset Purchase Agreement shall survive until thirty (30) days after the expiration of the applicable statute of limitations, (d) the representations and warranties contained in Section 3.14 (Environmental Matters) shall survive until five (5) years after the Closing Date and (e) the representations and warranties contained in Section 4.1 (Intellectual Property) (other than the first sentence of Section 4.1(d) which is a Fundamental Representation) and Section 4.2 and Section 4.3(c) shall survive for a period of two (2) years after the Closing Date. Notwithstanding the foregoing, if a good faith written claim for indemnification for breach of a representation or warranty is made hereunder prior to the end of the survival period, such representation or warranty shall survive, solely in relation to such claim, until such claim is resolved. The right to indemnification or other remedy based on such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty. Any written claim with respect to a breach of any covenant or other agreement in this Agreement to be performed at or prior to the Closing by Seller or Buyer may be given at any time prior to the date that is six (6) months following the Closing Date and, from and after such date, no claim for indemnification for a breach of such a covenant or agreement may be made hereunder. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedies based on such representation, warranties, covenants and agreements. Any party providing indemnification pursuant to this Article 7 is referred to herein as an “Indemnifying Party” and any Person entitled to indemnification pursuant to Section 7.2 or 7.3 is referred to herein as an “Indemnified Party”.
7.2    Indemnification by Seller. From and after the Effective Time, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Transferred Entity) and each of their respective Representatives (each such Person, a “Buyer Indemnified Party”) from and against any and all Losses suffered or incurred by any Buyer Indemnified Party in connection with, arising out of or resulting from:

(a)    any breach of or inaccuracy in any representation or warranty made by Seller in Article 4, or
(b)    any breach of any covenant or agreement of Seller made in this Agreement.
7.3    Indemnification by Buyer. From and after the Effective Time, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates (excluding the Transferred Entity) and each of their respective Representatives (each such Person, a “Seller Indemnified Party”) from and against any and all Losses suffered or incurred by any Seller Indemnified Party in connection with, arising out of or resulting from:
(a)    any breach of or inaccuracy in any representation or warranty made by Buyer pursuant to Article 5,
(b)    any breach of any covenant or agreement of Buyer made in this Agreement, or
(c)    Liabilities accruing, related to or arising out of the use and/or ownership, as applicable, of the Seller IP by Buyer or its Affiliates.
7.4    Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement or the Stock and Asset Purchase Agreement, the rights to indemnification pursuant to Section 7.2 and Section 8.2 of the Stock and Asset Purchase Agreement are subject to the following limitations:
(a)    The maximum aggregate Liability of Seller and its Affiliates to all Buyer Indemnified Parties taken together for (i) Losses for any claims for indemnification pursuant to Section 7.2(a) and Section 8.2(a) of the Stock and Asset Purchase Agreement (other than as a result of a breach of or inaccuracy in a Fundamental Representation or Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets) of the Stock and Asset Purchase Agreement) shall be limited to an amount equal to Ten Million Five Hundred Thousand Dollars ($10,500,000); (ii) Losses for any claims for indemnification pursuant to Section 8.2(a) of the Stock and Asset Purchase Agreement as a result of a breach of or inaccuracy in Section 3.17 (Sufficiency of Assets) of the Stock and Asset Purchase Agreement shall be limited to an amount equal to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000); and (iii) Losses for any claims for indemnification pursuant to Section 7.2 and Section 8.2 of the Stock and Asset Purchase Agreement (including as a result of a breach of or inaccuracy in a Fundamental Representation or Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets) of the Stock and Asset Purchase Agreement) shall be limited to the amount of the Base Purchase Price.
(b)    Seller and its Affiliates shall not be liable for Losses for any individual claim for indemnification pursuant to Section 8.2(a) of the Stock and Asset Purchase Agreement (other than as a result of a breach or inaccuracy in a Fundamental Representation) or Section 7.2(a) unless the amount of Losses for such claim for indemnification against Seller and its Affiliates pursuant to Section 8.2(a) of the Stock and Asset Purchase Agreement or Section 7.2(a) shall exceed Twenty Five Thousand Dollars ($25,000) (the “Claim Threshold”).

(c)    Seller and its Affiliates shall not be liable for Losses for any claims for indemnification pursuant to Section 8.2(a) of the Stock and Asset Purchase Agreement as a result of a breach of or inaccuracy in Section 3.17 (Sufficiency of Assets) of the Stock and Asset Purchase Agreement unless the total of all Losses for claims for indemnification against Seller and its Affiliates pursuant to Section 8.2(a) of the Stock and Asset Purchase Agreement as a result of a breach of or inaccuracy in Section 3.17 (Sufficiency of Assets) shall exceed an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and then only for such Losses to the extent they exceed such amount. Seller and its Affiliates shall not be liable for Losses for any claims for indemnification pursuant to Section 7.2(a) or Section 8.2(a) of the Stock and Asset Purchase Agreement (other than as a result of a breach of or inaccuracy in a Fundamental Representation or Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets) of the Stock and Asset Purchase Agreement) unless the total of all Losses for claims for indemnification against Seller and its Affiliates pursuant to Section 7.2(a) and Section 8.2(a) of the Stock and Asset Purchase Agreement (other than as a result of a breach of or inaccuracy in a Fundamental Representation or Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets) of the Stock and Asset Purchase Agreement) shall exceed an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate, and then only for such Losses to the extent they exceed such amount.
(d)    Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any Applicable Law, no Indemnifying Party shall be liable to an Indemnified Party hereunder or under the Stock and Asset Purchase Agreement for (i) any punitive damages or (ii) any lost profits, diminution of value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages, other unforeseen damages or damages based on a “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar terms, except, in the cases of clauses (i) and (ii), where such damages are recovered by a third party in a Third Party Claim from a Buyer Indemnified Party in connection with Losses indemnified hereunder.
(e)    No Buyer Indemnified Party shall be entitled to recover for a Loss under this Agreement or under Section 8.2 of the Stock and Asset Purchase Agreement to the extent that such Buyer Indemnified Party has actually recovered such Loss under third-party insurance held by, or for the benefit of, such Buyer Indemnified Party. In the event a Buyer Indemnified Party receives insurance proceeds from unaffiliated third-party insurance with respect to any matter for which it was previously indemnified pursuant to this Article 7, such Buyer Indemnified Party shall promptly remit such insurance proceeds to Seller (net of any costs of enforcement, deductibles and retro premium adjustments). Each Buyer Indemnified Party covenants and agrees to use commercially reasonable efforts to seek recovery of any amounts available under third-party insurance held by, or for the benefit of, such Buyer Indemnified Party; provided, however, that no Buyer Indemnified Party shall be required to maintain any specific amount or type of insurance.
(f)    No Buyer Indemnified Party shall be entitled to recover for a Loss to the extent that a Buyer Indemnified Party has failed to mitigate damages in accordance with principles of New York contract law relating to the right of a non-breaching party to collect damages from a breaching party.
(g)    The amount of any recovery by an Indemnified Party pursuant to this Article 7 shall be reduced by any foreign, federal, state and/or local Tax benefits actually realized by the Indemnified Party in the taxable year of the related indemnity payment, or an earlier taxable year, or in the first or second succeeding taxable year, calculated on a with and without basis, attributable to the incurrence or payment of the incurred Losses.

(h)    Seller shall have no obligation under this Article 7 to indemnify any Buyer Indemnified Party with respect to (i) any Loss that is a Liability to the extent reflected in the final determination of the Final Calculations or in the Final Closing Statement and taken into account in determining the Purchase Price, and (ii) any matter that was the subject of a dispute that was resolved pursuant to the terms of Section 1.7(c) of the Stock and Asset Purchase Agreement and taken into account in determining the Purchase Price. For the avoidance of doubt, the intent of this Section 7.4(h) is to avoid double-counting of Losses to the extent that a payment with respect thereto was already made on a matter previously resolved.
(i)    If the absence of an intellectual property right resulted in a breach of a representation or warranty set forth in Section 4.1(b), to the extent that such breach may be cured by delivery of such intellectual property right, Seller’s indemnification obligations hereunder may, at Seller’s option, be cured to such extent (and only such extent) by delivery of such intellectual property right, and the remaining indemnification obligations with respect to such breach (if any) shall be satisfied in accordance with the other provisions of this Article 7.
7.5    Procedures Relating to Indemnification.
(a)    An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim), within ten (10) Business Days of such determination (an “Indemnity Notice”); provided, however, that the failure to give an Indemnity Notice shall not waive an Indemnified Party’s right to indemnification, except only if and to the extent the Indemnifying Party demonstrates it is actually prejudiced by the Indemnified Party’s failure to give notice or such Indemnity Notice is given after the expiration of the survival period, if applicable. The Indemnifying Party shall have thirty (30) calendar days from receipt of any such Indemnity Notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity (other than a Third Party Claim) by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)    If any claim, demand or Proceeding is brought by a Person who is not a party to this Agreement or an Affiliate thereof (a “Third Party Claim”) against an Indemnified Party, and if such party intends to seek indemnification with respect thereto pursuant to this Article 7, such Indemnified Party shall promptly, but in any event within ten (10) Business Days after the Indemnified Party learns of the existence of the Third Party Claim, notify the Indemnifying Party in writing of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder except only if and to the extent the Indemnifying Party demonstrates it is actually prejudiced by the Indemnified Party’s failure to give notice or such Indemnity Notice is given after the expiration of the survival period, if applicable. The Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents relating to the Third Party Claim and notices and documents relating to the Third Party Claim received by the Indemnified Party from the Person that instituted the Third Party Claim.

(c)    The Indemnifying Party will have the right to participate in or assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party), so long as the Indemnifying Party delivers written notice to the Indemnified Party of its election to assume the defense of the Third Party Claim within fifteen (15) Business Days of receipt of written notice of such Third Party Claim from the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the joint representation of the indemnifying party and the Indemnified Party by a single law firm with respect to such Third Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party, or the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party that would restrict or adversely affect the ongoing business or operations of such Indemnified Party or its Affiliates in a material manner if successful. If the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with the provisions above, the Indemnified Party, at its sole cost and expense (except to the extent provided in the immediately preceding sentence), may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnified Party shall consent to any compromise or settlement of a Third Party Claim by the Indemnifying Party, if such compromise or settlement (i) does not restrict or adversely affect the conduct of the Indemnified Party’s or its Affiliates’ businesses or operations in a material manner, (ii) does not include an admission of wrongdoing or misconduct by the Indemnified Party, (iii) fully and irrevocably releases the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim (other than in an amount less than the aggregate of the Deductible and any applicable Claim Threshold), (iv) does not involve any claim for which the Indemnified Party is not fully indemnified by the Indemnifying Party and (v) does not impose any injunctive or other equitable relief against the Indemnified Party. If the Indemnifying Party has not assumed the defense of such Third Party Claim within fifteen (15) Business Days of receipt of written notice of such Third Party Claim, the Indemnified Party will (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense of such Third Party Claim. In the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of the defense, compromise or settlement of the Third Party Claim; provided, however, that if the Indemnifying Party has agreed in writing that it is obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, any compromise or settlement of a Third Party Claim by the Indemnified Party shall require the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for the fees and expenses of more than one (1) outside counsel and reasonably necessary local counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Each party shall reasonably cooperate with the other party in such defense and make available to the party undertaking the defense of the Third Party Claim, on a mutually convenient basis, witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating to such Third Party Claim as may be reasonably requested by the party undertaking the defense of the Third Party Claim.

7.6    Exclusive Remedy. Buyer and Seller each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to the subject matter of this Agreement (other than specific performance or injunctive relief, or with respect to causes of action arising from fraud), shall be pursuant to the indemnification provisions set forth in this Article 7.
7.7    Recoverable Damages. The term “Losses” as used in Section 7.2 or Section 7.3 is not limited to matters asserted by any third Person against Seller or Buyer, but includes Losses incurred or sustained by Seller Indemnified Parties or Buyer Indemnified Parties in the absence of third Person claims. Subject to Section 7.4, payments by Buyer of amounts for which Buyer Indemnified Parties are indemnified hereunder, and payment by Seller of amounts for which Seller Indemnified Parties are indemnified hereunder, shall not be a condition precedent to recovery. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not whether there has been any breach of or inaccuracy in any representation or warranty made by Seller or Buyer in or pursuant to this Agreement), each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without giving effect to the terms “material” or “Material Adverse Effect” in each instance where the effect of such term would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation and warranty).
ARTICLE 8
MISCELLANEOUS
8.1    Further Assurances. The parties hereto agree that, on and after the Closing Date, they shall execute, and shall cause their respective Affiliates to execute, any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or the Transitional Trademark License Agreement, including any documents, instruments or conveyances reasonably requested by Buyer to evidence and effect the sale and transfer referred to in Section 2.1 and the license referred to in Section 2.2.
8.2    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by Buyer or Seller without the prior written consent of the other party; provided, however, that (a) Buyer may assign, in whole or in part, this Agreement and its rights and obligations hereunder with prompt written notice to, but without the prior written consent of, Seller to any Person that acquires all or substantially all of the assets of any business in which Buyer or an Affiliate thereof uses the rights granted hereunder, (b) Seller may assign, in whole or in part, this Agreement and its rights and obligations hereunder with prompt written notice to, but without the prior written consent of, Buyer to any Person that acquires all or substantially all of the assets of any business in which Seller or an Affiliate thereof uses the rights granted hereunder or (c) either Party may assign, in whole or in part, this Agreement and its rights and obligations hereunder without notice or the prior written consent of the other Party to any Affiliate of such Party; provided that, in the case of clause (c), the assigning Party shall remain liable hereunder following any such assignment. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment or transfer in violation of this Section 8.2 shall be void.

8.3    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent, postage prepaid, by registered, certified or express mail, return receipt requested, or reputable overnight courier service, or email, and shall be deemed given when delivered by hand, three days after mailing (one Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), or upon confirmation by return email, as follows:
If to Seller:
Société des Produits Nestlé S.A.
CH-1800 Vevey,
55, av. Nestlé
Switzerland
Attn: Isabelle De Blic-Hamon
Email: Isabelle.DeBlicHamon@nestle.com
with copies to (which shall not constitute notice):
Nestlé USA, Inc.
900 Long Ridge Road, Building 2
Stamford, CT 06902-1138
Attn: Andrew Glass
Email: Andrew.Glass@US.nestle.com

Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, California 90071-1560
Attn: Julian T.H. Kleindorfer, Esq.
Email: julian.kleindorfer@lw.com

If to Buyer:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Attention: Diedre Gray, Senior VP, General Counsel and Secretary
Email: diedre.gray@postfoods.com

with a copy to (which shall not constitute notice):

Lewis, Rice & Fingersh, LC
600 Washington Avenue
Suite 2500
St. Louis, Missouri 63101
Attention: Tom W. Zook, Esq.
Email: tzook@lewisrice.com

or to such other address(es) as shall be furnished in writing by any such party to the other party in accordance with the provisions of this Section 8.3.
8.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State (to the extent the application of the laws of another jurisdiction would be required thereby).
8.5    Actions and Proceedings. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such state or Federal court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.5 shall affect the right of any party hereto to serve legal process in any other manner permitted by law. Each of the parties waives its respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement in any action, proceeding or other litigation of any type brought by any of the parties against the other party or any Affiliate of the other party, whether with respect to contract claims, tort claims or otherwise. The parties agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.
8.6    Entire Agreement; Amendments and Waivers. This Agreement, the Stock and Asset Purchase Agreement, the Ancillary Agreements, the Assignments of Intellectual Property Rights, the Transitional Trademark License Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter. No amendment, supplement, modification or cancellation of this Agreement shall be effective unless it shall be in writing and signed by each party hereto. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by such party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
8.7    Multiple Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

8.8    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein.
8.9    Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.
8.10    Specific Performance. The parties hereto agree that irreparable damage could occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to seek an injunction or injunctions to prevent breaches of this Agreement or to seek specific enforcement of the performance of the terms and provisions hereof in any Federal or state court sitting in the Borough of Manhattan, the City of New York, in addition to any other remedy to which they are entitled at law or in equity.
8.11    No Third-Party Beneficiary. Except for Persons entitled to indemnification under Article 7, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights hereunder as a third-party beneficiary or otherwise.
8.12    Termination. This Agreement shall automatically terminate upon the termination of the Stock and Asset Purchase Agreement in accordance with the terms of Article 9 thereof. If this Agreement is terminated pursuant to this Section 8.12, this Agreement shall become void and of no further force and effect, except for the provisions of Article 8. Nothing in this Section 8.12 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.
8.13    Interpretation.
(a)    Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time, (xi) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1), (xii) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination and (xiii) if any payment required to be made hereunder is required to be made on a day that is not a Business Day, then, instead of such day, such payment shall be made on the immediately succeeding Business Day.

(b)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.
8.14    Parent Guarantee. Parent hereby absolutely and unconditionally guarantees, as principal and not as surety, the performance (and, where applicable, payment) by Buyer (and its successors and permitted assigns) of each of its obligations and liabilities to Seller under this Agreement and all other agreements entered into pursuant to this Agreement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting the Buyer or any successor or permitted assignee.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SOCIÉTÉ DES PRODUITS NESTLÉ S.A.

By:	/s/ Philippe Claude
Name:	Philippe Claude
Title:	Signature without title (Authorized Rep.)

NESTEC S.A.

By:	/s/ Odette Dupont
Name:	Odette Dupont
Title:	Assistant Vice President

POST ACQUISITION SUB IV, INC.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Secretary

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	CFO

(Signature Page to Intellectual Property Purchase Agreement)